Exhibit 10.1

Joint Venture Agreement

by and between

Consensus Core Technologies Inc.

and

Jet.AI Inc.

Dated June 26th, 2025

Joint Venture Agreement

This Joint Venture Agreement (the “Agreement”) is entered into as of June 26th, 2025, by and between Consensus Core Technologies Inc., a British Columbia corporation (“Consensus”) and Jet.AI Inc., a Delaware corporation (“Jet.AI”) (each of Consensus and Jet.AI, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties desire to collaborate in building infrastructure for data centers across North America; and

WHEREAS, the Parties wish to enter into a definitive agreement setting forth the terms of such collaboration.

NOW THEREFORE, in consideration of the premises and covenants in this Agreement contained, the Parties agree as follows:

Article I. Formation AND GOVERNANCE.

Section 1.1. Formation of JV LLC. On or before the Closing Date, as defined herein, the Parties shall form a limited liability company organized under the laws of the State of Delaware named Convergence Compute LLC (the “JV LLC”). Pursuant to a Contribution Agreement to be entered into among JV LLC, Consensus and Jet.AI, the form of which is attached as Exhibit A hereto (the “Contribution Agreement”), JV LLC will initially be owned 100.0% by Consensus. At the First Closing and each Subsequent Closing (as defined in the Contribution Agreement), JV LLC shall issue additional equity interests to Jet.AI on the terms set forth in the Contribution Agreement. On or before the Closing Date, the Parties shall jointly prepare, in good faith, a business, milestone and operating budget for the first year of JV LLC’s operation mutually acceptable to each of the Parties, and this Agreement shall be amended to incorporate such budget as an exhibit hereto.

Section 1.2. Project Subsidiaries. JV LLC shall establish a separate subsidiary for each data center project to be contributed by Consensus pursuant to the Contribution Agreement (each a “Subsidiary”), the terms of which are set forth on Exhibit B attached hereto. Following closing of the transactions contemplated by this Agreement and the First Closing under the Contribution Agreement, JV LLC shall own Class A equity interests of the Manitoba data center project Subsidiary representing a 65% ownership interest in such Subsidiary and Consensus and Jet.AI shall each own Class B equity interests of such Subsidiary representing a 17.5% ownership interest in the Subsidiary, respectively. Following the Second Closing under the Contribution Agreement, JV LLC shall own Class A equity interests of the Maritime data center project Subsidiary representing a 65% ownership interest in such Subsidiary and Consensus and Jet.AI shall each own Class B equity interests of such Subsidiary representing a 17.5% ownership interest in the Subsidiary, respectively. In the event that Jet.AI does not make all of its additional contributions as set forth in the Contribution Agreement, such 17.5% Class B ownership interest in the Manitoba and Maritime subsidiaries shall be reduced according to the following schedule: for failure to make the Second Cash Contribution, Jet.AI shall forfeit 10.0% and retain 7.5% Class B interest; for failure to make the Third Cash Contribution, Jet.AI shall forfeit 7.5% and retain 10.0% Class B interest; for failure to make the Fourth Cash Contribution, Jet.AI shall forfeit 5.0% and retain 12.5% Class B interest; and for failure to make the Fifth Cash Contribution, Jet.AI shall forfeit 2.5% and retain 15.0% Class B interest.

1

In the event that Jet.AI makes a partial payment for a particular Milestone (as defined in the Contribution Agreement), the forfeiture amount shall be pro rata to the anticipated amount of the applicable cash contribution at such Milestone.

Section 1.3. Operating Agreements. On or before the Closing Date (as defined in this Agreement), the Parties shall execute and deliver an operating agreement governing JV LLC (the “JV Operating Agreement”) and each project Subsidiary (each, a “Subsidiary Operating Agreement”).

Section 1.4. Governance. The overall management and control of the business and affairs of JV LLC shall be vested in a board of directors (the “Board”). The Board shall consist of up to five (5) directors. Consensus shall have the right to appoint three (3) of the initial directors. Jet.AI shall have the right to appoint one (1) of the initial directors, with the right to appoint an additional director immediately following the Third Closing as set forth in the Contribution Agreement defined herein.

Article II. Closing.

Section 2.1. Closing Date. The initial closing of the transactions contemplated by this Agreement (the “First Closing”) shall take place on the business day following satisfaction of the conditions set forth in Article VI of this Agreement (other than those that are to be satisfied at or immediately prior to the First Closing) but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the First Closing) have been satisfied or, to the extent permitted by applicable law, waived, by electronic exchange of documents and signatures, unless the Parties mutually agree to such other place, time or date (the “Closing Date”).

Section 2.2. Subsequent Closings. The Parties anticipate additional closings as JV LLC commences operations and completes certain Milestones. These additional closings will be documented in the Contribution Agreement. Execution of the Contribution Agreement will be a condition to the First Closing, as further set forth in Article VI of this Agreement.

Section 2.3. Initial Contribution. On the Closing Date, the Parties shall each make their Initial Contribution to JV LLC, pursuant to the terms set forth in the Contribution Agreement attached as Exhibit A hereto.

Article III. Representations and Warranties of Consensus.

Except as otherwise disclosed or identified in the disclosure schedules delivered by Consensus to Jet.AI on the date of this Agreement (the “Consensus Disclosure Schedules”), Consensus represents and warrants that:

Section 3.1. Organization. Consensus is a corporation, duly organized, validly existing and in good standing under the laws of Canada and has all corporate power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.

2

Section 3.2. Authorization. Consensus has the corporate power and authority to execute and deliver this Agreement and the agreements contemplated by this Agreement. The execution, delivery and performance by Consensus of this Agreement has been duly and validly authorized by Consensus’s board of directors and no other corporate proceedings on the part of Consensus are necessary to authorize this Agreement or to perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Consensus and constitutes a legal, valid and binding agreement of Consensus, enforceable against Consensus in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 3.3. Non-Contravention. The execution, delivery and performance by Consensus of this Agreement or any of the agreements contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other governing documents of Consensus, (b) conflict with, or result in a violation or breach of any provision of any law or order of any Governmental Authority; or (c) subject to obtaining the consents and waivers set forth in Section 3.5 of the Consensus Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Consensus or its assets and properties. As used herein, “Governmental Authority” shall mean any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 3.4. Title. Consensus, either directly or through a wholly owned subsidiary, has good, valid and marketable title to, a valid license to, or a valid leasehold interest in (as applicable), the Contributed Assets (as defined in the Contribution Agreement), free and clear of any liens (other than Permitted Encumbrances , as defined below). Upon the sale, conveyance, transfer, assignment and delivery of the Contributed Assets in accordance with the Contribution Agreement, JV LLC will acquire good, valid and marketable title to, a valid license to, or a valid leasehold interest in, the Contributed Assets, free and clear of any liens (other than Permitted Encumbrances). For purposes hereof, “Permitted Encumbrances” means: (i) the existing mortgage liens disclosed on Section 3.4 of the Consensus Disclosure Schedules, (ii) statutory liens for current taxes or other governmental charge not yet due and payable or not yet delinquent or the amount or validity of which is being contested in good faith, (iii) zoning, entitlement or other land use and environmental regulations that do not materially interfere with JV LLC’s (or any Subsidiary’s) intended ownership, use, development, or operation of the Land (as defined in the Contribution Agreement), and (iv) any charge, claim, equitable interest, lien, option, pledge, mortgage, or other encumbrance expressly consented to by Parties acting reasonably and in good faith.

3

Section 3.5. Consents. Except as set forth in Section 3.5 of the Consensus Disclosure Schedules, the execution, delivery and performance of this Agreement and any agreement contemplated by this Agreement by Consensus do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority or third party.

Section 3.6. Litigation. Except as set forth in Section 3.6 of the Consensus Disclosure Schedules, as of the date of this Agreement, there is no suit, claim, action, proceeding, arbitration or investigation pending, or to Consensus’s knowledge threatened in writing, against Consensus or which seeks to, or would reasonably be expected to, restrain, enjoin or delay the closing of the transactions contemplated by this Agreement or any agreement related to this Agreement.

Section 3.7. Material Adverse Effect. There is no material fact known to Consensus any of its Affiliates which has not been disclosed to Jet.AI in writing which has, or insofar as Consensus can reasonably foresee, may have a material adverse effect on the Land, the ability of JV LLC (or any Subsidiary) to develop the Manitoba Datacenter Project or the Maritime Datacenter Project (each as defined in the Contribution Agreement) or Jet.AI’s ability to satisfy the requirements of this Agreement or the Contribution Agreement. Consensus has delivered to Jet.AI true, correct and complete copies of all agreements, leases, contracts, reports and other documents obtained or reviewed by Consensus or its Affiliates with respect to its due diligence investigation of the Land and the transactions contemplated under this Agreement and the Contribution Agreement.

Section 3.8. Notices. Neither Consensus nor any of its Affiliates has received any written notice or has other actual knowledge of any change contemplated in any laws or restrictions materially affecting the Land, the Manitoba Datacenter Project or the Maritime Datacenter Project, or any judicial or administrative action, or any action by adjacent landowners with respect to the Land, and neither Consensus nor any of its Affiliates has received any written notice or has other actual knowledge of any other fact, circumstance or condition, financial or otherwise (other than generally applicable market conditions) which would prevent, limit, impede or render more costly the Land, the Manitoba Datacenter Project or the Maritime Datacenter Project, or the use, operation, marketing, development and sale of the Land, the Manitoba Datacenter Project or the Maritime Datacenter Project contemplated hereunder or in the Contribution Agreement.

Article IV. Representations and Warranties of Jet.AI.

Except as otherwise disclosed or identified in in the disclosure schedules delivered by Jet.AI to Consensus on the date of this Agreement (the “Jet.AI Disclosure Schedules”), Jet.AI represents and warrants that:

Section 4.1. Organization. Jet.AI is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own or lease its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.

Section 4.2. Authorization. Jet.AI has the corporate power and authority to execute and deliver this Agreement and the agreements contemplated by this Agreement. The execution, delivery and performance by Jet.AI of this Agreement has been duly and validly authorized by Jet.AI’s board of directors and no other corporate proceedings on the part of Jet.AI are necessary to authorize this Agreement or to perform its obligations under this Agreement. This Agreement has been duly and validly executed and delivered by Jet.AI and constitutes a legal, valid and binding agreement of Jet.AI, enforceable against Jet.AI in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

4

Section 4.3. Non-Contravention. The execution, delivery and performance by Jet.AI of this Agreement or any of the agreements contemplated by this Agreement do not and will not (with or without notice or lapse of time, or both): (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Jet.AI,( b) conflict with, or result in a violation or breach of any provision of any Law or Order; or (c) subject to obtaining the consents and waivers set forth in Section 4.4 of the Jet.AI Disclosure Schedules, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any mortgage, contract, agreement, indenture, will, trust or other instrument which is either binding upon or enforceable against Jet.AI or its assets and properties.

Section 4.4. Consents. Except as set forth in Section 4.4 of the Jet.AI Disclosure Schedules, the execution, delivery and performance of this Agreement and any agreement contemplated by this Agreement by Jet.AI do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority or third party.

Section 4.5. Litigation. As of the date of this Agreement, there is no suit, claim, action, proceeding, arbitration or investigation pending, or to Jet.AI’s knowledge threatened in writing, against Jet.AI or which seeks to, or would reasonably be expected to, restrain, enjoin or delay the closing of the transactions contemplated by this Agreement or any agreement related to this Agreement.

Article V. Covenants.

Section 5.1. Due Diligence. Subject to Section 5.2 below, prior to the Closing Date, the Parties shall furnish and disclose to each other information concerning their respective businesses, assets and liabilities as the other Party or its representatives shall reasonably request. In addition, Consensus will (i) give to Jet.AI and Jet.AI’s duly appointed agents or representatives access to the offices, properties, books, records, documents, directors, officers and employees of Consensus and the Data Center Projects (as defined in the Contribution Agreement) during normal business hours, (ii) furnish to Jet.AI and Jet.AI’s duly appointed agents or representatives such financial, tax and operating data and other information as Jet.AI and its agents or representatives may reasonably request, and (iii) instruct the Consensus and Data Center Projects’ directors and officers to cooperate with Jet.AI and its duly appointed agents or representatives in connection with any requests for access or information pursuant to (i) or (ii) above; provided, however, that Consensus may restrict the foregoing access to the extent that (i) any law requires Consensus to restrict or prohibit access to any such properties or information, or (ii) the disclosure of such information to Jet.AI or its representatives would violate confidentiality obligations owed to another person and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement.

5

Section 5.2. Restriction on Transfer. No Party may transfer any interest in JV LLC without the other Party’s prior written consent, except for transfers to Affiliates, in a Change of Control (with notice), or as permitted by the Operating Agreement. Any proposed third-party transfer requires 30 days’ notice and grants the other Party a right of first refusal to match terms. All transfers must comply with applicable law, and transferees must agree in writing to be bound by this Agreement and the Shareholder Agreement. Unauthorized transfers are void and shall not be recognized by JV LLC.

Section 5.3. Confidential Information. This Agreement is subject to the confidentiality agreement entered into between the Parties on January 25, 2025.

Section 5.4. Further Assurances. Each of the Parties will execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Entity or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

Section 5.5. Survival. The representations, warranties, covenants and agreements made in this Agreement shall survive any investigation made by any Party and the closing of the transactions contemplated by this Agreement.

Article VI. Conditions to Closing.

Section 6.1. Conditions of Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver of the following conditions:

(a)	For the Initial Closing (as defined in the Contribution Agreement):

	(1)	formation of JV LLC with certificate of formation and operating agreement in forms mutually agreed upon by the Parties;

	(2)	formation of Subsidiaries for the Manitoba and Maritime data center projects, on those terms set forth on Exhibit B attached hereto; and

	(3)	execution of the Contribution Agreement.

(b)	For the Second Closing and any Subsequent Closing (as defined in the Contribution Agreement):

	(1)	the receipt of any required governmental or third-party approvals, waivers or consents;

	(2)	the achievement, to Jet.AI’s satisfaction, which shall not be unreasonably withheld, of each applicable Milestone set forth in the Contribution Agreement;

	(3)	no material adverse change in any Contributed Asset; and

	(4)	Closing by Jet.AI of the FlyExclusive transaction announced on February 14, 2025. If the FlyExclusive transaction does not close by August 29, 2025, or such later period as agreed to by the parties, and as a result thereof Jet.AI does not fund the Second Closing by such date if the Second Closing Milestones have been met, then Consensus shall have the right to terminate all of Jet.AI’s rights to make any further Contributions to JV LLC under this Agreement and the Contribution Agreement.

6

(c) For purposes of Section 6.1(b)(2), Jet.AI shall have 10 days after receiving notice from JV LLC that a Milestone has been achieved to contest such achievement by providing written notice to JV LLC and setting forth in detail why it believes such Milestone was not achieved. JV LLC shall then have 30 days to cure or remedy any such alleged failure. If after such 30 day cure period, the partis are not in agreement as to whether such Milestone was achieved or not, then the parties agree to submit the dispute to binding arbitration.

Article VII. Certain Definitions.

As used in this Agreement the following terms shall have the meanings set forth below:

“Affiliate” means, when used with respect to a specified Person, any Person which: (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person; (b) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (a) of this definition; or (c) is a relative of such specified Person or of an individual described in clauses (a) or (b) of this definition.

“Change of Control” means, with respect to a Person, the occurrence of any of the following at any time after the date of this Agreement:

(a) any Person or group (within the meaning of Rule 13d-1 under the Securities Exchange Act of 1934, as amended) of Persons shall have become the beneficial owner of more than 50% of the then outstanding voting securities of any such Person;

(b) a majority of the board of directors (or similar governing body) of such Person shall consist at such time of individuals other than (A) members of the board of directors (or similar governing body) of such Person, on the date of this Agreement and (B) other members of such board of directors (or similar governing body) recommended, elected or approved to succeed or become directors of such Person, by a majority of such Persons referred to in clause (A) or by Persons so recommended, elected or approved;

(c) the disposition, by sale, assignment, conveyance, transfer, lease, exchange or otherwise of all or substantially all of the assets of such Person (other than to a wholly owned subsidiary of such Person) in one transaction or a series of related transactions; or

(d) the approval by the equityholders of such Person of a complete or partial liquidation or dissolution of such Person.

“Control,” including the correlative terms “Controlled by”, “Controlling” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

7

Article VIII. Miscellaneous.

Section 8.1. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) in writing by each of the Parties;

(b) by either Party if the other Party fails to comply in any material respect with any of its covenants or agreements contained in this Agreement, or breaches its representations or warranties in any material respect and such noncompliance or breach shall continue unremedied for a period of ten (10) days after written notice of such breach to the noncomplying or breaching Party by the other Party; and

(c) by either Party if the other Party experiences a Change of Control, excluding the consummation by Jet.AI of the flyExclusive transaction.

Section 8.2. Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement will become void and there will be no liability on the part of any Party to the other Party or its stockholders or directors or officers in respect of this Agreement, except for the obligations of the Parties pursuant to Section 5.4.

Section 8.3. Amendment and Assignment. This Agreement may not be amended except in writing by the Parties, nor may any rights or remedies under this Agreement by waived except in writing by the Parties. This Agreement may not be assigned by either Party without the prior written consent of the other Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

Section 8.4. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by a Party in connection with the preparation, negotiation, execution, and performance of this Agreement, and the consummation of the transactions contemplated hereby, will be borne and paid by the Party incurring such expense. The provisions of this section shall survive any termination of the Agreement.

Section 8.5. Notices. All notices or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered by hand or sent by registered or certified mail, postage prepaid, or by reputable overnight courier service, or by electronic mail with acknowledgment of receipt of complete transmission further confirmed by a copy sent by reputable overnight courier service. Any notice or other communication so given shall be validly given under this Agreement upon receipt if delivered by hand, upon receipt if sent by registered or certified mail or by overnight courier service, and upon return receipt if sent by electronic mail to the addresses set forth below, unless other addresses are specified in writing:

Consensus Core Technologies Inc.

Wayne Lloyd

Email: wayne@consensuscore.com

Jet.AI Inc.

George Murnane

Email: george@jet.ai

8

Section 8.6. Binding Agreement; Assignment. This Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by a Party without the prior written consent of the other Party.

Section 8.7. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

Section 8.8. Entire Agreement. This Agreement (including the Exhibits and Schedules of this Agreement) and the documents contemplated by this Agreement contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter of this Agreement in any way.

Section 8.9. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the Party providing a scanned image and that Party’s counsel.

Section 8.10. Governing Law; Waiver of Jury Trial. This Agreement and any claims arising out of or relating this Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions of Delaware to the extent that such principles would direct a matter to another jurisdiction. EACH PARTY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR RELATING OR INCIDENTAL TO THIS AGREEMENT.

[Signature page follows]

9

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Consensus Core Technologies Inc.

By:	/s/ Wayne Lloyd
Name:	Wayne Lloyd
Title:	Founder & CEO

Jet.AI Inc.

By:	/s/ Michael Winston
Name:	Michael Winston
Title:	Chief Executive Officer

Signature Page to Joint Venture Agreement